Exhibit 10.70

RELEASE AGREEMENT

This RELEASE AGREEMENT (“Release”) dated as of June 4th, 2009 between Comverse Technology, Inc., a New York corporation (the “Company”), and Joseph R. Chinnici (the “Executive”).

WHEREAS, the Company and the Executive previously entered into an employment agreement dated May 22, 2008 (as amended thereafter) under which the Executive was employed to serve as the Company’s Executive Vice President and Chief Financial Officer (the “Employment Agreement”); and

WHEREAS, the Executive’s employment with the Company is terminated effective May 20, 2009 (the “Separation Date”); and

WHEREAS, pursuant to Section 13 of the Employment Agreement, the Executive may be entitled to certain compensation and benefits upon such termination (as set forth in Exhibit 1 to this Release), contingent upon the execution of this Release;

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the Employment Agreement, the Company and the Executive agree as follows:

1. The Executive, on his own behalf and on behalf of his heirs, estate and beneficiaries, does hereby release the Company, and in such capacities, any of its subsidiaries or affiliates, and each past or present officer, director, agent, employee, shareholder, and insurer of any such entities, from any and all claims made, to be made, or which might have been made of whatever nature, whether known or unknown, from the beginning of time, including those that arose as a consequence of his employment with the Company, or arising out of the severance of such employment relationship, or arising out of any act committed or omitted during or after the existence of such employment relationship, all up through and including the date on which this Release is executed, including, but not limited to, those which were, could have been or could be the subject of an administrative or judicial proceeding filed by the Executive or on his behalf under federal, state or local law, whether by statute, regulation, in contract or tort, and including, but not limited to, every claim for front pay, back pay, wages, bonus, fringe benefit, any form of discrimination (including but not limited to, every claim of race, color, sex, religion, national origin, disability or age discrimination), wrongful termination, emotional distress, pain and suffering, breach of contract, compensatory or punitive damages, interest, attorney’s fees, reinstatement or reemployment. This general release specifically includes, but is not limited to, any claims Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”). If any arbitrator or court rules that such waiver of rights to file, or have filed on his behalf, any administrative or judicial charges or complaints is ineffective, the Executive agrees not to seek or accept any money damages or any other relief upon the filing of any such administrative or judicial charges or complaints. The Executive relinquishes any right to future employment with the Company and the Company shall have the right to refuse to re-employ the Executive, in each case without liability of the Executive or the Company. The Executive acknowledges and agrees that even though claims and facts in addition to those now known or believed by him to exist may subsequently be discovered, it is his intention to fully settle and release all claims he may have against the Company and the persons and entities described above, whether known, unknown or suspected.

2. The Company and the Executive acknowledge and agree that the release contained in Paragraph 1 does not, and shall not be construed to, release or limit the scope of, or preclude the Executive from asserting his rights to enforce any existing obligation of the Company (i) to indemnify the Executive for his acts as an officer or director of Company in accordance with the Company’s By-laws, the

Indemnification Agreement (as defined in Section 15 of the Employment Agreement), and other agreements or the law, as to continued coverage and rights under director and officer liability insurance policies, (ii) to the Executive and his eligible, participating dependents or beneficiaries under any existing group welfare, equity, or retirement plan of the Company in which the Executive and/or such dependents are participants, or (iii) to pay any amounts payable under the terms of the Employment Agreement (including, without limitation, any severance or other items payable following termination of Executive’s employment) as set forth in Exhibit 1 hereto. In addition, Executive does not waive his right to file a charge with the EEOC or participate in an investigation conducted by the EEOC; however, Executive expressly waives his right to monetary or other relief should any administrative agency, including but not limited to the EEOC, pursue any claim on Executive’s behalf.

3. The Executive acknowledges that he has been provided 45 days from his Separation Date to review the Release and has been advised to review it with an attorney of his choice. In the event the Executive elects to sign this Release prior to the expiration of this 45 day period, he agrees that it is a knowing and voluntary waiver of his right to wait the full 45 days. The Executive further understand that he has 7 days after the signing hereof to revoke it by so notifying the Company in writing, such notice to be received by Lance Miyamoto, Executive Vice President Global Human Resources, within the 7 day period. The Executive further acknowledges that he has carefully read this Release, knows and understands its contents and its binding legal effect. The Executive acknowledges that by signing this Release, he does so of his own free will and act and that it is his intention that he be legally bound by its terms.

4. The Executive acknowledges and agrees that the consideration set forth in Exhibit 1 hereto represents all monies and benefits to which he is entitled under the Employment Agreement or otherwise from the Company, other than his final pay and accrued vacation time.

5. The Executive agrees for a period of up to 30 days following the Separation Date and upon reasonable notice from the Company to provide, without additional compensation, transition services during such regular business hours as may be reasonably requested by the Company. The Company agrees to reimburse you for reasonable expenses incurred by you in connection with the provision of such services.

IN WITNESS WHEREOF, the parties have executed this Release on the date first above written.

COMVERSE TECHNOLOGY, INC.

By:	/s/ LANCE MIYAMOTO
Name: LANCE MIYAMOTO
Title: EVP HUMAN RESOURCES

THE EXECUTIVE

/s/ Joseph R. Chinnici 6/4/09
Joseph R. Chinnici

Exhibit 1

Executive is eligible to receive the following monies and benefits from the Company, provided that he executes the Release to which this Exhibit is attached:

a.	The Company will pay Executive the gross amount of Five Hundred Thousand Dollars ($500,000.00), less lawful deductions, which is equal to Executive’s annual base salary as of the date of termination. This amount will be paid in a lump sum within the later of (i) 30 calendar days after the Separation Date or (ii) the expiration of the revocation period set forth in Section 3 of the Release to which this Exhibit 1 is attached.

b.	The Company will pay Executive the gross amount of Three Hundred Fifty Thousand Dollars ($350,000.00), less lawful deductions, which is equal to Executive’s target bonus for the current year. This amount will be paid in a lump sum within the later of (i) 30 calendar days after the Separation Date or (ii) the seventh day after the expiration of the revocation period set forth in Section 3 of the Release to which this Exhibit 1 is attached.

c.	Provided that Executive properly elects to continue his medical, dental and vision coverage under COBRA, the Company will pay the full cost of such COBRA premium for the 12 month period immediately following the Separation Date. Thereafter, the Executive will be responsible for the full cost of such COBRA coverage, subject to the provisions of the American Recovery and Reinvestment Act of 2009.

d.	All unvested deferred stock units pursuant to the Special One Time Equity Grant set forth in Section 7 of the Employment Agreement shall become fully vested following the expiration of the revocation period set forth in Section 3 of the Release to which this Exhibit 1 is attached. Such stock units remain subject to the terms and conditions of the Company’s 2005 Stock Incentive Compensation Plan and the Company’s Deferred Stock Award Agreement.

e.

The Company will pay Executive a pro-rata share of the annual bonus the Executive would have earned pursuant to Section 5 of the Employment Agreement had he remained employed through the end of the fiscal year in which the termination occurred based on the number of days the Executive was employed during the year of termination and based on the Company’s actual performance against the goals set by the Compensation Committee for such fiscal year, payable when bonuses are paid by the Company to its senior-level executives in respect of such fiscal year (but not later than 2 1/2 months after the end of such fiscal year).

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